Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

iBio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value	457(c)	10,574,556(1)	$1.97(2)	$20,831,876	$0.0001476	$3,075
Carry Forward Securities
Carry Forward Securities		—	—	—	—	—	—	—

		Total Offering Amounts				$20,831,876		$3,075
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due						$3,075

(1)

All of the shares of common stock offered hereby are for the account of the Selling Stockholders named herein. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of common stock outstanding.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sales prices per share of the common stock on the NYSE American LLC on April 12, 2024, which was approximately $1.97 per share.